Exhibit 10.1

COLLABORATIVE RESEARCH AGREEMENT

This COLLABORATIVE RESEARCH AGREEMENT (the “Agreement”) is made as of the 14th day of March, 2016 (the “Effective Date”) by and between THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY, a Commonwealth of Pennsylvania nonprofit corporation (“Wistar”) and INOVIO PHARMACEUTICALS, INC., a corporation organized under the laws of Delaware (“Collaborator”).

RECITALS

A.Dr. David B. Weiner, a principal investigator and employee of Wistar, is performing research in the field of DNA encoding monoclonal antibodies targeting pathogenic viruses and bacteria and immunomodulatory agents.

B.Collaborator is interested in and desires to support such research in accordance with the terms and conditions of this Agreement.

C.The research and development program contemplated by this Agreement is of mutual interest to Collaborator and Wistar and furthers the educational, scholarship and research objectives of Wistar as a nonprofit, tax-exempt research institution.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms, as used herein, shall have the following meanings:

1.1    “Collaborative Research” means the research and development programs as more fully described in Exhibit A attached to this Agreement, which may be modified by the parties in writing from time to time.

1.2    “Collaborator Background Intellectual Property” means any information, data, tangible materials, inventions, processes, method, results, techniques, technologies, software, patents, copyrights, know-how or other items patentable, copyrightable, or otherwise that are (i) owned or controlled by Collaborator as of the Effective Date, and (ii) made available by Collaborator hereunder for the performance of the Collaborative Research.

1.3    “Collaborator Invention(s)” means Inventions determined to be made solely by the Collaborator, or other inventors owing a duty to assign to Collaborator, during the performance of the Collaborative Research.

1.4    “Confidential Information” means: (i) the Inventions, (ii) the Research Results, (iii) any information or material in tangible form that is marked as “confidential” or “proprietary” by the furnishing party at the time it is delivered to the receiving party, and (iv) information that is furnished orally if the furnishing party identifies such information as confidential or proprietary when it is disclosed and promptly confirms such designation in writing after such disclosure. Notwithstanding the foregoing, the Collaborator understands and agrees that the failure by Wistar to designate the Confidential Information as provided in this Section 1.4 will not constitute a designation of non-confidentiality when the confidential nature of the information is apparent from context and subject matter.

1.5    “Invention(s)” means all patentable inventions conceived and/or reduced to practice solely in the performance of the Collaborative Research and otherwise not obligated to a third party. Inventions include all United States and foreign patent applications claiming said patentable inventions, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to said patentable inventions), and foreign equivalents thereof, as well as any patents issued thereon or reissues or reexaminations thereof. Inventorship of all Inventions shall be determined in accordance with U.S. patent law. Ownership shall follow inventorship. Inventions shall exclude the Collaborator Background Intellectual Property, Wistar Background Intellectual Property and Research Results.

1.6    “Joint Invention(s)” means Inventions determined to be made jointly by the Principal Investigator and other inventors owing a duty to assign to Wistar and by employees of Collaborator and other inventors owing a duty to assign to Collaborator, in the performance of the Collaborative Research.

1.7    “Principal Investigator” means the individual designated in accordance with Section 2.2 hereof.

1.8    “Research Results” means all data, information, processes, methods, results, techniques, technologies and technical specifications generated in the performance of the Collaborative Research during the term of this Agreement. Research Results shall exclude the Collaborator Background Intellectual Property, Inventions and Wistar Background Intellectual Property.

1.9    “Wistar Background Intellectual Property” means any information, data, tangible materials, inventions, processes, methods, results, techniques, technologies, software, patents, copyrights, know-how or other items patentable, copyrightable or otherwise that are (i) owned or controlled by Wistar as of the Effective Date, and (ii) made available by Wistar hereunder for the performance of the Collaborative Research.

1.10    “Wistar Invention(s)” means Inventions determined to be made solely by the Principal Investigator, or other inventors owing a duty to assign to Wistar, during the performance of the Collaborative Research.

ARTICLE 2 - COLLABORATIVE RESEARCH

2.1    Statement of Work. The parties undertake to conduct the Collaborative Research with funds made available by Collaborator. The parties shall furnish the appropriate personnel, materials, services, facilities and equipment for the performance of the Collaborative Research, consistent with Exhibit A to this Agreement. Wistar is under no obligation to fund any of the Collaborative Research.

2.2    Participation of Principal Investigator.

(a)    Dr. David B. Weiner shall serve as the Principal Investigator for the Collaborative Research and shall be responsible for the administration and supervision of the Collaborative Research.

(b)    If the services of the Principal Investigator become unavailable to Wistar for any reason, Wistar shall be entitled to designate another member of its scientific staff who is agreeable to both parties to serve as the Principal Investigator of the Collaborative Research. If a substitute Principal Investigator has not been designated within thirty (30) days after the original Principal Investigator ceases his or her services under this Agreement, either party may terminate this Agreement upon written notice thereof to the other party. Upon such termination, Wistar agrees not to interfere with the Collaborator’s opportunity to sponsor Dr. Weiner's related research conducted with his new employer.

ARTICLE 3 - PERIOD OF PERFORMANCE

3.1    Term. The initial term of the Collaborative Research shall begin as of the Effective Date and shall end on the date which is five (5) years after the Effective Date, unless terminated sooner pursuant to Section 8.1 hereof. This Agreement may be extended or renewed only by mutual written agreement executed by duly-authorized representatives of the parties and by the Principal Investigator. Wistar agrees to initiate the Collaborative Research promptly after receipt of the first payment from Collaborator in accordance with the payment schedule set forth in Exhibit B hereof. Wistar agrees to use reasonable efforts to conduct the Collaborative Research in accordance with the terms and conditions of this Agreement. Collaborator acknowledges that Wistar and the Principal Investigator shall have the freedom to conduct and supervise the Collaborative Research in a manner consistent with Wistar’s educational and research missions.

ARTICLE 4 - FUNDING, ETC.

4.1    Funding. Collaborator shall reimburse Wistar for all direct and indirect costs incurred in the conduct of the Collaborative Research during the term of the Agreement in an amount not to exceed the total amount of one million, four hundred and fifty thousand dollars ($1,450,000) (the “Funding Cap”), as set forth in Exhibit B and in accordance with the payment schedule listed therein, as may be amended from time to time, plus any patent expenses that Collaborator assumes under Sections 5.1 and 5.2 hereof. Collaborator acknowledges that this amount is a good-faith estimate only and not a guarantee of the cost to conduct the Collaborative Research. Wistar is under no obligation to fund any of the Collaborative Research. If at any time Wistar determines that it will require additional funds for the Collaborative Research, it shall notify Collaborator and provide an estimate of the additional amount. Collaborator shall not be responsible for any costs in excess of the Funding Cap and any patent expenses that Collaborator assumes under Sections 5.1 and 5.2 hereof, unless it has agreed in writing to provide additional funds. Collaborator shall automatically (without notice or receipt of an invoice from Wistar) make payments to Wistar in U.S. dollars and in accordance with the payment schedule set forth in Exhibit B. Each payment shall clearly identify the Principal Investigator and reference this Agreement. All payments are to be made by wire transfer or by a check made payable to, “The Wistar Institute of Anatomy and Biology” and sent to the following:

For Payment By ACH/Wire:	For Payment By Check (Mail To):
Citizen’s Bank of Pennsylvania	The Wistar Institute
134 South 34th Street	3601 Spruce Street
Philadelphia, PA 19104	Philadelphia, PA 19104
Attn: Finance
Account No. 6202210307	licensingreceipts@wistar.org
ABA No. 036076150
Swift No. CTZIUS33

4.2    Record Keeping and Reports to Collaborator.

(a)    Research Results. Principal Investigator and Collaborator shall maintain records of the Research Results (“Records”) and shall provide each other with reports of the progress and results of the Collaborative Research in accordance with Exhibit A hereof.

(i)    Wistar shall make such Records available to the Collaborator for review or audit upon advance prior notice to Wistar during Wistar’s normal business hours.

(ii)    Both parties shall have the right to use the Research Results disclosed to the other party for any reasonable purpose subject to the terms and conditions of this Agreement. Each party shall need to obtain a license from the other party to use the Research Results of the other party if such use would infringe any copyright or any claim of a patent application or issued patent owned by the other party.

(b)    Research Funds. For the term of this Agreement, Wistar shall maintain complete and accurate books and records of the use of the funds provided by Collaborator and of all additional costs or expenses for which reimbursement is requested from Collaborator hereunder, and shall make such records available to Collaborator for review or audit upon advance prior notice to Wistar during Wistar’s normal business hours, but not more frequently than once each calendar year. Should it be reasonably determined that Wistar was not entitled to a payment previously made by Collaborator in accordance with this Agreement, Collaborator shall be entitled to prompt reimbursement by Wistar of any such payment.

4.3    Equipment. Title to any equipment, instruments, laboratory animals or any other materials purchased, built or manufactured by Wistar or the Principal Investigator in the performance of the Collaborative Research shall vest solely in Wistar and any such equipment, instruments, animals or materials shall be and remain the property of Wistar following expiration or termination of the Collaborative Research.

ARTICLE 5 - INVENTIONS, OPTION TO LICENSE, ETC.

5.1    Notice of Invention. Wistar shall promptly provide to Collaborator a written disclosure of each and every Wistar Invention and Joint Invention reasonably considered patentable. Collaborator shall promptly provide to Wistar’s Office of Business Development a written disclosure of each and every Joint Invention reasonably considered patentable. Collaborator shall advise Wistar in writing, no later than thirty (30) days after receipt or issuance of such disclosure, whether it requests Wistar to file and prosecute patent applications related to such Joint Invention and/or Wistar Invention at its sole expense. If Collaborator does not request Wistar to file and prosecute such patent applications claiming Wistar Inventions or Joint Inventions, Wistar may proceed with such preparation and prosecution at its own cost and expense, but such patent applications shall be excluded from Collaborator’s option under Section 5.3 hereof.

5.2    Prosecution of Patents.

(a)    Wistar shall be responsible for and shall control the preparation, prosecution and maintenance of all patents and patent applications related to Joint Inventions and Wistar Inventions (the “Patent(s)”). With regard to any Patents filed at the request and expense of Collaborator, Wistar will (i) instruct patent counsel to copy Collaborator on patent office correspondence, (ii) consult with Collaborator on any patent prosecution, and (iii) consider all reasonable comments and requests received by Wistar from Collaborator, which Wistar shall not unreasonably decline to incorporate. Collaborator shall reimburse Wistar for all documented attorney fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of the Patent(s) that Collaborator has requested Wistar to prosecute under Section 5.1. hereof within thirty (30) days after Collaborator's receipt of invoices for such fees, expenses or charges.

(b)    The filing and prosecution of copyright, trademark and other intellectual property protections related to the Inventions shall be subject to the provisions of Sections 5.1 and 5.2.

(c)    Each party shall cooperate with the other party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation and prosecution of all Patents and other filings.

5.3    Option. In consideration of Collaborator’s funding and participation in the Collaborative Research, and payment for patent expenses as provided for in Section 5.2, Wistar grants to Collaborator a first option to negotiate an exclusive, royalty-bearing world-wide, sublicensable license on commercially reasonable terms to practice some or all (at Collaborator's election) of Wistar’s interest in the Patents and/or Research Results. Wistar and Collaborator will negotiate in good faith to determine the terms of a license agreement as to each such Research Result and/or Patent for which Collaborator has agreed to make payment for patent expenses as provided for in Sections 5.1 and 5.2, if any. Subject to Section 5.3(a) below, if Collaborator fails (i) to exercise its option under this Section 5.3, or Collaborator and Wistar fail to execute a license agreement related to the Patents and/or Research Results, within six (6) months after disclosure by Wistar or Collaborator under Section 5.1 (the “Negotiation Period”), or (ii) or elects to discontinue to make payment for patent expenses as provided for in Section 5.2, Wistar shall be free to license Wistar’s interest in the Patents and/or Research Results to any party upon such terms as Wistar deems appropriate, without any further obligation to Collaborator.

(a)    Right of First Refusal. If Collaborator elects to exercise its option under this Section 5.3, and Collaborator and Wistar fail to execute a license agreement within the Negotiation Period, then for a period of one (1) year following the expiration of the Negotiation Period, unless agreed to otherwise by the parties (the “First Refusal Period”), Wistar shall be free to license its interest in the Patents and/or Research Results to any third parties, but not on more favorable terms than Wistar offered to Collaborator hereunder. Following expiration of the First Refusal Period, or if Collaborator fails to make payment for the patent expenses as provided in Sections 5.1 and 5.2 above, Wistar shall be free to license its interest in the Patents and/or Research Results to any party upon such terms as Wistar deems appropriate.

5.4    Retained Rights. Any option or rights granted to Collaborator pursuant to Section 5.3 hereof shall be subject to the rights of (i) Wistar to use, and permit other non-profit organizations to use, Wistar’s interest in the Research Results, Wistar Background Intellectual Property, Inventions and Patents for educational and research purposes; (ii) the United States Government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder; and (iii) any local, state or philanthropic funding agencies or entities in inventions funded in whole or in part under any contract, grant, or similar agreement with such agency or entity.

ARTICLE 6 - CONFIDENTIALITY AND PUBLICATION

6.1    Confidentiality.

(a)    The receiving party shall maintain in confidence and shall not disclose to any third party the furnishing party’s Confidential Information received pursuant to this Agreement, without the prior written consent of the furnishing party. The foregoing obligation of confidentiality shall not apply to information which is:

(i)    known to the receiving party prior to the time of disclosure by the furnishing party as evidenced by written records promptly disclosed to the furnishing party upon receipt of the Confidential Information;

(ii)    developed independently by the receiving party, as evidenced by written record, without the use of the furnishing party’s Confidential Information;

(iii)    disclosed to the receiving party by a third party that has a right to make such disclosure;

(iv)    at the time of disclosure generally available to the public or subsequently becomes patented, published or otherwise part of the public domain as a result of acts by the furnishing party or a third party obtaining such information as a matter of right; or

(v)    required to be disclosed by order of the U.S. Food and Drug Administration, Securities and Exchange Commission, or similar authority or a court of competent jurisdiction, provided that the parties shall use their best efforts to obtain confidential treatment of such information by the agency or court.

(b)    The receiving party will take all reasonable steps to protect the furnishing party’s Confidential Information with the same degree of care the receiving party uses to protect its own confidential or proprietary information. Without limiting the foregoing, Collaborator shall ensure that all of its employees having access to the Confidential Information of Wistar are obligated in writing to abide by Collaborator’s obligations hereunder.

(c)    Notwithstanding any of the foregoing, Wistar shall not be obligated to accept any Confidential Information of Collaborator hereunder.

6.2    Publication.

(a)    Collaborator acknowledges that the basic objective of research and development activities at Wistar is the generation of new knowledge and its expeditious dissemination. To further that objective, Wistar retains the first right, at its discretion, to demonstrate, publish or publicize a description of the results of the Collaborative Research, Research Results or any Inventions, subject to the provisions of subsection (b) below.

(b)    Should Wistar desire to disclose publicly, in writing or by oral presentation, the results of the Collaborative Research, the Research Results or any Invention for which a patent application has not been filed, Wistar shall notify Collaborator in writing of its intention at least thirty (30) days before such disclosure. Wistar shall include with such notice a description of the oral presentation or, in the case of a manuscript or other proposed written disclosure, a current draft of such written disclosure. Wistar shall consider any additional reasonable amendments that may be suggested by Collaborator. Collaborator may request Wistar, no later than thirty (30) days following the receipt of Wistar’s notice, to file a patent application, copyright or other filing related to such Invention and/or to redact Confidential Information from such publication. All such filings shall be subject to the provisions of Section 5.2 of this Agreement. Upon receipt of such request, Wistar shall arrange for a short delay in publication, not to exceed forty-five (45) days, to permit the filing of a patent or other application by Wistar, or if Wistar declines to file such application, to permit Collaborator to make such a filing.

(c)    The parties acknowledge that Collaborator shall have no role whatsoever in deciding whether, when or how particular the Collaborative Research, Research Results or any Invention should be published or otherwise disclosed, except for Collaborator's right of review provided in Section 6.2(b), and the possible period of delay provided in Section 6.2(b). Without prejudice to Collaborator’s rights under Section 6.2(b), Collaborator shall use reasonable efforts to minimize delays in the disclosure of the Collaborative Research, Research Results or any Invention by minimizing the amount of time Collaborator requires for review of a proposed publication.

6.3    Use of Name. Except as provided for in Section 6.3(a) below, (i) Collaborator shall not directly or indirectly use Wistar’s name, or the name of any trustee, director, manager, officer, faculty member, Principal Investigator, student, affiliate, agent or current and former employees thereof, without Wistar’s prior written consent, except that Collaborator may include an accurate description of the terms of this Agreement to the extent required under federal or state securities or other disclosure laws; and (ii) Wistar shall not use Collaborator’s name, or the name of any director, officer or employee thereof, without Collaborator's prior written consent except that Wistar may acknowledge Collaborator's funding of the Collaborative Research in scientific publications and in listings of sponsored research projects.

(a)    Wistar acknowledges that Collaborator may, from time to time, desire to distribute informational releases and announcements to the news media regarding the progress of the Collaborative Research hereunder. Collaborator shall not release such materials containing the name of Wistar or any of its employees without prior written approval by an authorized representative of Wistar, and such approval shall not be unreasonably withheld. Should Wistar reject such news release, Wistar and Collaborator agree to discuss the reasons for Wistar’s rejection, and every effort shall be made to develop an appropriate informational news release within the bounds of accepted academic practices. Nothing herein shall be construed as prohibiting Wistar or Collaborator from reporting on this study to a governmental agency to the extent so required by applicable law, and upon notification to the other party.

6.4    Injunctive Relief. Because damages at law may be an inadequate remedy for breach of any of the covenants, promises and agreements contained in Section 6.1 hereof, Wistar shall be entitled to injunctive relief in any state or federal court located within the Eastern District of Pennsylvania, including specific performance or an order enjoining the breaching party from any threatened or actual breach of such covenants, promises or agreements. Collaborator hereby waives any objection it may have to the personal jurisdiction or venue of any such court with respect to any such action. The rights set forth in this Section 6.4 shall be in addition to any other rights which Wistar may have at law or in equity.

ARTICLE 7 - DISCLAIMERS, ETC.

7.1    No Warranties. WISTAR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE COLLABORATIVE RESEARCH, OR THE CONDITION OF ANY RESEARCH RESULTS, INVENTION(S), PATENTS, WISTAR BACKGROUND INTELLECTUAL PROPERTY OR ANY PRODUCT(S) DERIVED THEREFROM, WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED OR DEVELOPED UNDER THIS AGREEMENT, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE COLLABORATIVE RESEARCH OR ANY SUCH RESEARCH RESULTS, INVENTIONS, PATENTS, WISTAR BACKGROUND

INTELLECTUAL PROPERTY OR ANY PRODUCTS DERIVED THEREFROM. WISTAR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY COLLABORATOR OR ANY OTHER PERSON RESULTING FROM THE COLLABORATIVE RESEARCH OR THE USE OF ANY SUCH RESEARCH RESULTS, INVENTIONS, MATERIALS, PATENTS, BACKGROUND INTELLECTUAL PROPERTY OR ANY PRODUCTS DERIVED THEREFROM.

7.2    Indemnity. Collaborator will defend, indemnify and hold Wistar, the Principal Investigator, and any of Wistar’s trustees, officers, directors, affiliates, students and current and former employees (hereinafter referred to collectively as the “Indemnified Persons”) harmless against any and all liability, loss, damage, claim or expense (including attorney’s fees) (collectively the “Indemnified Losses”) arising out of or in connection with this Agreement, including without limitation, Indemnified Losses resulting from Collaborator’s breach of this Agreement or any use or other disposition by Collaborator, its employees, affiliates, contractors, vendors, licensees or agents of the results of the Collaborative Research, Research Results, or any Inventions, Patents, materials or products derived therefrom. Collaborator agrees to pay promptly to the Indemnified Persons the amount of all Indemnified Losses to which the foregoing indemnity relates. The indemnification rights of the Indemnified Persons contained herein are in addition to all rights which the Indemnified Persons may have at law or in equity or otherwise.

(a)    Wistar shall notify Collaborator upon learning of the institution or threatened institution of any such Indemnified Losses and at Collaborator’s request, Wistar shall cooperate with Collaborator in every proper way in the defense or settlement thereof at Collaborator's expense. Collaborator shall not dispose or settle any claim admitting liability on the part of Wistar, or grant any rights to the Wistar Background Intellectual Property, Confidential Information of Wistar, or Wistar’s interest in the Research Results, Inventions or Patents, without Wistar’s prior written consent.

ARTICLE 8 - TERMINATION

8.1    Termination. In addition to the termination right set forth in Section 2.2(b) hereof:

(a)    Either party may terminate this Agreement effective upon written notice to the other party, if the other party breaches the terms of this Agreement, including the payment schedule in Exhibit B, and fails to cure such a breach within thirty (30) days after receiving notice thereof. In the event of an incurable breach, the non-breaching party may terminate this Agreement effective immediately upon written notice to the breaching party.

(b)    Wistar may terminate this Agreement if Collaborator becomes insolvent or voluntary or involuntary proceedings by or against Collaborator are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for Collaborator, or proceedings are instituted by or against Collaborator for corporate reorganization or the dissolution of Collaborator, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or Collaborator makes an assignment for the benefit of creditors, or substantially all of the assets of the Collaborator are seized or attached and not released within sixty (60) days thereafter.

(c)    Collaborator may terminate this Agreement after the first anniversary of the Effective Date upon ninety (90) days prior written notice if the commercial sale or exploitation of the Patents or Research Results becomes technologically or commercially unfeasible.

(d)    Wistar may terminate this Agreement for any reason upon one hundred eighty (180) days prior written notice to Collaborator.

8.2    Effect of Termination. In the event of termination of this Agreement prior to its stated term whether for breach or for any other reason whatsoever, Wistar shall be entitled to retain from the payments made by Collaborator prior to termination Wistar’s reasonable costs of concluding the work in progress. Allowable costs include, without limitation, all costs of noncancellable commitments incurred prior to the receipt of, or issuance by Wistar of, the notice of termination and the full cost of each employee, student and faculty member supported hereunder through the end of such commitments. In the event of termination, Wistar shall submit a final report of all costs incurred and all funds received under this Agreement within sixty (60) days after the effective termination date. The report shall be accompanied by a check in the amount of any excess of funds advanced over costs and allowable commitments incurred. In case of a deficit of funds, Collaborator shall pay Wistar the amount needed to cover costs and allowable commitments incurred by Wistar under this Agreement; provided that Collaborator shall not be required to cover costs which, when combined with amounts previously paid by Collaborator, are in excess of the amounts set forth in Exhibit B for the applicable period.

8.3    Survival. Expiration or termination of this Agreement shall not affect the rights and obligations of the parties accrued prior to expiration or termination hereof. The provisions of Articles 1, 5, 6 and 7 and Sections 4.3, 8.2, 8.3, 9.1, 9.5 and 9.11 shall survive expiration or termination of this Agreement.

ARTICLE 9 - ADDITIONAL PROVISIONS

9.1    Independent Contractor. Nothing herein shall be deemed to establish a relationship of principal and agent between Wistar and Collaborator, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Wistar and Collaborator as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

9.2    Independent Research. This Agreement shall not be construed to limit the freedom of individuals participating in the Collaborative Research to engage in any other research.

9.3    Nondiscrimination. Wistar and Collaborator shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectational preference, age, religion, national or ethnic origin, or handicap.

9.4    Force Majeure. Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, civil disorders or commotions, acts of god, terrorism, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

9.5    Notices. Any notice under this Agreement shall be sufficiently given if sent in writing by express, prepaid first class, certified or registered mail, return receipt requested, addressed as follows (or at such other addresses as the parties may notify each other in writing):

If to Wistar:

The Wistar Institute
3601 Spruce Street
Philadelphia, PA 19104
Attn: Office of Business Development

If to Collaborator:

Inovio Pharmaceuticals, Inc.
660 W. Germantown Pike
Suite 110
Plymouth Meeting, PA 19462

9.6    Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction and the invalid or unenforceable provision shall be modified to the extent required to be enforceable.

9.7    No Waiver. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

9.8    Headings. The headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

9.9    No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

9.10    Assignment. No rights hereunder may be assigned by Collaborator, directly or by merger or other operation of law, without the express prior written consent of Wistar. Any prohibited assignment of this Agreement of the rights hereunder shall be null and void. No assignment shall relieve Collaborator of responsibility for the performance of any accrued obligations which it has prior to such assignment. This Agreement shall inure to the benefit of permitted assigns of Collaborator.

9.11    Governing Law.

9.11.1    In the case of any dispute, claim, question or disagreement arising out of or relating to this Agreement, or the parties’ activities hereunder, including any question regarding the existence, validity or termination of this Agreement, the parties shall use all reasonable efforts to settle such dispute, claim, question or disagreement by amicable agreement, including by escalation to the President and Chief Executive Officer of Wistar and the Chief Executive Officer of Collaborator, if necessary, prior to commencement of litigation.

9.11.2    This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles.

9.11.3    Each party irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or a local court sitting in the city of Philadelphia, Pennsylvania (collectively “Courts”) for purposes of any action, suit or other proceeding relating to or arising out of this Agreement, (ii) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or other proceeding in any of the Courts, (iii) waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, and (iv) waives the right to object, with respect to such action, suit or other proceeding, that such Courts do not have any jurisdiction over such party.

9.12    Entire Agreement. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both parties.

9.13    Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Wistar and Collaborator. This Agreement may be executed in any number of counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

9.14    Construction. The parties acknowledge that this Agreement has been the subject of full opportunity for negotiation and amendment and accordingly, any rule of construction that would construe ambiguities against the drafter shall not apply to this Agreement.

Signatures Appear on the Following Page

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereby execute this Agreement as of the dates below.

THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY		INOVIO PHARMACEUTICALS, INC.
By:	/s/ Heather Steinman	By:	/s/ J. Joseph Kim
Name:	Heather A. Steinman, Ph.D., M.B.A.	Name:	J. Joseph Kim
Title:	Vice President, Business Development Executive Director, Technology Transfer	Title:	President and CEO

Date:	March 3, 2016	Date:	March 10, 2016

I have read and agreed to abide by the terms of this Agreement and to the responsibilities of the Principal Investigator:
By:	/s/ David B. Weiner
Name:	Dr. David B. Weiner
Title:	Executive Vice President and Director of the Vaccine Center

Date:	March 9, 2016

COLLABORATIVE RESEARCH AGREEMENT

Exhibit A: Collaborative Research

To further study and develop DNA encoding monoclonal antibodies targeting pathogenic viruses and bacteria such as HPV, HCV, Flu, AB, HIV, pseudomonas, MRSA, clostridium, and immunomodulatory (agonists and antagonists) agents targeting T cells and B cells etc. as licensed. The goal will be to build antibodies of importance to target these pathogens and tumors. Both in vitro construction of new reagents, in vivo tissue culture studies of the expression and biochemistry of these novel agents will be studied. The utility of these agents to potentiate immune responses in small animal models will be studied. The role of binding and neutralization activities of these agents will be studied and characterized. The role of the agents to modulate cellular immune responses to the target tumors will be studied as also their role in enhancing efficacy in challenge models when used in combination with relevant antigens. Combination studies with these agents in vitro and in vivo will be examined as well. Based on the results in animal models new designs may be developed. Movement of novel immunogens, and antibodies into larger animal models will be considered. This funding will support basic research of these immunogens and antibody agents.

PRINCIPAL INVESTIGATOR:
1) Name:    Dr. David B. Weiner
2) Telephone:    215-898-3986

Representative of Collaborator:            Representative of Wistar:
1) Name: J. Joseph Kim            1) Name: Heather Steinman, Ph.D., M.B.A.
2) Telephone:    (267) 440-4201            2) Telephone:    (215) 495-6977

Period of Performance:
From the Effective Date the date which is five (5) years following the Effective Date.

Research Result reporting schedule:
Reports on progress and Research Results of Collaborative Research to be made to Collaborator in writing every April 1 and October 1 during the term of this Agreement in such detail as may reasonably be requested by Collaborator.

Final report (including all Research Results) within thirty (30) days after expiration or termination.

COLLABORATIVE RESEARCH AGREEMENT

Exhibit B: Budget and payment schedule

Budget Total: $1,450,000

Payment Schedule:                        Amount of payment:

1.	Upon the Effective Date $200,000

2.	Within 3 months of the Effective Date $125,000

3.	Within 6 months of the Effective Date $125,000

4.	First anniversary of payment 2 $125,000

5.	First anniversary of payment 3 $125,000

6.	Second anniversary of payment 2 $125,000

7.	Second anniversary of payment 3 $125,000

8.	Third anniversary of payment 2 $125,000

9.	Third anniversary of payment 3 $125,000

10.	Fourth anniversary of payment 2 $125,000

11.	Fourth anniversary of payment 3 $125,000